Exhibit 99.1

Our Company

We are an independent oil and gas company engaged in the exploration for and production of oil and natural gas primarily in Texas, Louisiana and New Mexico. Our core operations are comprised of developmental drilling in two primary oil-prone regions, the Permian Basin and the Giddings Area, where we have a significant inventory of developmental drilling opportunities.

The Permian Basin is one of the most prolific oil and gas producing regions in the United States and is characterized by an extensive production history, mature infrastructure, long reserve life, multiple producing horizons and enhanced recovery potential. At the end of 2010, reserves in the Permian Basin represented approximately 74% of our total proved reserves. Our operations in the Giddings Area exposes us to multiple horizons capable of producing hydrocarbons. We have had proven development success in the Austin Chalk formation, and we believe that additional potential remains in the Bossier and Eagle Ford Shale formations. At the end of 2010, reserves in the Giddings Area represented approximately 22% of our total proved reserves. These core operating areas are complemented by activities in the Delaware Basin, which includes the Bone Springs/Wolfcamp plays.

We intend to grow our reserves and production through developmental drilling and exploration activities and through acquisitions that meet our strategic and financial objectives. As of December 31, 2010, our estimated proved reserves were 51,065 MBOE, of which approximately 68% were proved developed and approximately 74% were oil and natural gas liquids. We achieved average net production of 15 MBOE per day in 2010, which implies a reserve life of approximately 9.4 years. As of December 31, 2010, we held interests in 6,789 gross (1,020.7 net) producing oil and gas wells and owned leasehold interests in approximately 1 million gross (535,000 net) undeveloped acres at December 31, 2010. For the year ended December 31, 2010, we had revenues and EBITDAX of approximately $332 million and $234 million, respectively. See “—Summary Historical Consolidated Financial Data” for a description and reconciliation of the calculation of EBITDAX.

The following table provides a summary of selected operating information in our core operating areas and our other oil and natural gas assets.

	Proved reserves as of December 31, 2010					Average daily production (BOE)(2)
	Oil(1) (MBbls)	Natural Gas (MMcf)	Total Oil Equivalents(2) (MBOE)	Percent of Total Oil Equivalent	PV-10 Value of Proved Reserves(3)	for the year ended December 31, 2010
					(In thousands)
Permian Basin	27,628	59,549	37,553	73.5%	$664,170	8,319
Giddings Area:
Austin Chalk/Eagle Ford Shale	9,552	5,620	10,489	20.6%	274,115	3,544
Cotton Valley Reef Complex	—	5,235	873	1.7%	8,124	602
South Louisiana	423	5,358	1,316	2.6%	33,587	1,526
Other	212	3,735	834	1.6%	11,752	965
Total	37,815	79,497	51,065	100.0%	$991,748	14,956

(1)         Oil reserves include crude oil, condensate, and natural gas liquids.

(2)         Natural gas reserves have been converted to oil equivalents at the rate of 6 Mcf to one barrel of oil.

(3)         PV-10 value of proved reserves is the estimated discounted present value of future net revenues from our estimated proved reserves determined in accordance with SEC guidelines.

Through our wholly owned subsidiary, Desta Drilling, we currently own and operate 12 drilling rigs, consisting of six 1,000 horsepower rigs and six 1,300 horsepower rigs. We are currently using ten of our rigs to drill wells in our developmental drilling program. The Desta Drilling rigs are currently reserved for our use, but we may conduct contract drilling operations for third parties in the future. We believe that owning our rigs gives us improved access to drilling rigs and provides us greater control over our drilling costs than if we were solely dependent on third parties for rig availability.

We also own an interest in and operate natural gas service facilities in the states of Texas, Louisiana, Mississippi and New Mexico. These natural gas service facilities consist of interests in approximately 108 miles of pipeline, four treating plants, one dehydration facility and seven wellhead type treating and/or compression stations.